Exhibit F



                              Troutman Sanders LLP
                              600 Peachtree Street
                             Atlanta, Georgia 30308
                                  404-885-3000



                                 August 5, 2002





Securities and Exchange Commission
Washington, DC 20549

RE:      Statement on Form U-1
         of The Southern Company
         (herein called the "Company")
         File No. 70-9335

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the issuance and sale by Southern Company Capital Trust VI (the "Trust") of its Preferred Securities, the related issuance by Southern Company Capital Funding, Inc. ("Capital Funding") of Notes and the Guaranties by the Company (all as defined therein).

We are of the opinion that:

(a) each of the Company and Capital Funding is validly organized and duly existing as a corporation under the laws of the State of Delaware;

(b) the subject transactions have been consummated in accordance with such statement on Form U-1, as amended;

(c)  all state laws applicable to the transactions have been complied with;

(d) the Notes are valid and binding obligations of Capital Funding in accordance with their terms;

(e) the Guaranties are legal and binding obligations of the Company in accordance with their respective terms; and

(f) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.



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Securities and Exchange Commission
August 5, 2002
Page 2




We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.


                                Very truly yours,


                                /s/Troutman Sanders LLP